UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 18, 2024

INTELLIGENT BIO SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39825	82-1512711
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

135 West, 41st Street, 5th Floor, New York, NY 10036

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (646) 828-8258

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	INBS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 18, 2024, Intelligent Bio Solutions Inc. (the “Company”), entered into an At The Market Offering Agreement (the “ATM Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”). Pursuant to the terms of the ATM Agreement, the Company may sell from time to time through Ladenburg, as sales agent and/or principal, shares of the Company’s common stock, par value $0.01 per share (“Shares”), with an aggregate sales price of up to $3.0 million. The Company intends to use the net proceeds from the sale of the Shares for working capital and for general corporate purposes.

Any sale of Shares pursuant to the ATM Agreement will be made under the Company’s effective “shelf” registration statement (the “Registration Statement”) on Form S-3 (File No. 333-264218), which became effective on April 20, 2022, and included base prospectus (the “Base Prospectus”), and under the related prospectus supplement (the “ATM Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) dated September 18, 2024. The $3.0 million of Shares that may be offered, issued, and sold under the ATM Prospectus is included in the $100,000,000 of securities that may be offered, issued, and sold by the Company under the Base Prospectus.

Under the ATM Agreement, the Company may offer and sell Shares through Ladenburg acting as sales agent and/or principal. Sales can be made by any method deemed an “at-the-market offering” as defined in Rule 415(a)(4) under the Securities Act or through privately negotiated transactions.

Upon delivery of a sales notice and subject to the terms and conditions of the ATM Agreement, Ladenburg is required to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Shares from time to time based upon the Company’s instructions, including with regard to the number of shares to be issued, the dates on which such sales may be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Ladenburg may also buy shares as principal for its own account at prices agreed upon at the time of sale, requiring a separate terms agreement. Ladenburg is not under any obligation to purchase Shares on a principal basis pursuant to the ATM Agreement, except as otherwise specifically agreed by Ladenburg and the Company pursuant to a separate terms agreement. The Company or Ladenburg, under certain circumstances and upon notice to the other, may suspend the offering of the Shares under the ATM Agreement.

Ladenburg will be paid a commission of 3.0% of the gross proceeds of the sale of the Shares sold pursuant the ATM Agreement. In addition, the Company has agreed to reimburse Ladenburg for the fees and disbursements of its counsel, payable upon execution of the sales agreement, in an amount not to exceed $75,000, in addition to certain ongoing disbursements of its legal counsel of $3,500 in connection with diligence bring downs (or $7,500, as further described for in the ATM Agreement). The Company has also agreed to indemnify Ladenburg against certain liabilities.

The Company is not obligated to make any sales under the ATM Agreement, and any sales will depend on market conditions and the Company’s capital needs. The offering will terminate upon the sale of shares in an aggregate amount specified in the ATM Agreement or sooner if terminated by either party. The ATM Agreement can be terminated by the Company with five business days’ notice or by Ladenburg with two business days’ notice.

The foregoing description of the ATM Agreement is not complete and is qualified in its entirety by reference to the full text of the ATM Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The ATM Agreement is also incorporated by reference into the Registration Statement.

A copy of the opinion of ArentFox Schiff LLP relating to the legality of the Shares issuable under the ATM Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K and is also incorporated by reference into the Registration Statement.

The above disclosure shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits.

No.	Description
1.1	At The Market Offering Agreement, dated September 18, 2024, by and between Intelligent Bio Solutions Inc. and Ladenburg Thalmann & Co. Inc.
5.1	Opinion of ArentFox Schiff LLP
23.1	Consent of ArentFox Schif LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2024

INTELLIGENT BIO SOLUTIONS INC.

By:	/s/ Spiro Sakiris
Name:	Spiro Sakiris
Title:	Chief Financial Officer